EXHIBIT 5.1
[Letterhead of Dorsey & Whitney LLP]
Otter Tail Corporation
215 South Cascade Street, Box 496
Fergus Falls, MN 56538-0496

Re:	Registration Statement on Form S-3 File No. 333-159137
Ladies and Gentlemen:
     We have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with the filing by the Company of Post-Effective Amendment No. 1 to the above-captioned Registration Statement on Form S-3 (as so amended, the “Registration Statement”) with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of securities of the Company to be offered from time to time. We have also acted as counsel to the Company in connection with a Prospectus Supplement dated March 17, 2010 to the Prospectus dated July 1, 2009 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of its common shares, par value $5.00 per share, having an aggregate offering price of up to $75,000,000 (the “Shares”) in accordance with that certain distribution agreement, dated as of March 17, 2010 (the “Distribution Agreement”), between the Company and J.P. Morgan Securities Inc., as agent.
     We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.
     Based on the foregoing, and assuming that the terms of any sale of Shares pursuant to the Distribution Agreement are approved by the Pricing Committee of the Board of Directors designated for such purpose by the Company’s Board of Directors (the “Pricing Committee Authorization”), we are of the opinion that the Shares will be duly authorized, validly issued, fully paid and non-assessable when issued and delivered by the Company and paid for pursuant to the Pricing Committee Authorization and the Distribution Agreement.
     Our opinions expressed above are limited to the laws of the State of Minnesota and the federal laws of the United States of America.

Otter Tail Corporation

     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Legal matters” and “Validity of Securities” contained in the Prospectus.
Dated: March 17, 2010

Very truly yours,
/s/ Dorsey & Whitney LLP

GLT/SFA